Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and any amendments thereto filed by Black Stone Minerals, L.P. (the “Registration Statement”) of references to the name Netherland, Sewell & Associates, Inc. and references to our report of Black Stone Minerals, L.P.’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2024, and our corresponding report letter, dated January 7, 2025, included in Black Stone Minerals, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to all references to us contained in or incorporated by reference in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

June 27, 2025